Introduction:

Bonds.com Group, Inc., and its subsidiaries (the “Company” or “Bonds.com”), require high standards of professional and ethical conduct from its employees, officers (including executive officers, which include Chairman, CEOs, President, Chief Operating Officer and Chief Financial Officer), and directors. Our reputation for honesty and integrity among our shareholders is critical to the success of our business. No employee, officer or director is permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings. For purposes of this Code of Business Conduct and Ethics (the “Code”), members of the Board of Directors of the Company (the “Board”), regardless of whether they are Company employees, are held to at least the same standards as employees hereunder and are subject to at least the same obligations as employees of the Company with respect to their participation in Company business (and, whenever used, the term “employee(s)” should be read to include all Company employees, officers and directors).

This Code reflects our commitment to a culture of honesty, integrity and accountability, and outlines the basic principles and policies with which all employees are expected to comply. Please read this Code carefully. In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in any case where there is a question about compliance with both the letter and spirit of our policies and applicable laws, rules or regulations. Any interpretation of any provisions in this Code shall be determined by the Company's legal counsel and shall be considered binding and final with respect to any employee of Bonds.com. Bonds.com will attempt to communicate any changes to the Code on or before the effective date of such changes, but reserves the right to modify, amend or alter the Code without advance or personalized notice to any person or employee.

Misconduct can not be excused because it was directed or requested by another. You are expected to alert Company management (and may choose such supervisor(s) or Company officers with whom you feel comfortable in this regard) if you should ever discover or strongly suspect an illegal, dishonest or unethical act. Assuming you were not personally involved in prohibited behavior, you will not be penalized for reporting your discoveries or suspicions.

Your cooperation is necessary to the continued success of our business and the cultivation and maintenance of our reputation as a good corporate citizen.

Conflicts of Interest

A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other organization in which you or any member of your family have an interest.

Activities that will give rise to conflicts of interest are prohibited unless specifically approved in advance, in the case of executive officers and directors, by the Board, and in the case of other employees, by the Company's legal department. It is not always easy to determine whether a conflict of interest exists, so any potential conflicts of interests must be reported immediately as provided in Section X below.

While not all-inclusive, the following will serve as a guide to the types of activities that might cause conflicts of interests:

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ownership in an outside company that does business with Bonds.com (this does not apply to stock or other investments held in a publicly-held corporation if the value of the stock or other investments does not exceed 5% of the corporation's stock) – Bonds.com may, following a review of the facts, permit ownership interests that exceed these amounts if senior management concludes that the ownership will not adversely impact the Company's business interest or the judgment of the employee;

•	conducting personal business with a Bonds.com vendor, supplier, contractor or agency, or with any of their officers or employees; or

•	representing Bonds.com in any transaction in which you or a related party have a substantial personal interest.

Also, acceptance of gifts or excessive entertainment from clients, vendors, suppliers, competitors or other employees must not constitute a conflict of interest or create the appearance of impropriety. You may accept small gifts and entertainment that are worth less than the amount company policy sets as a limit, but you must be personally satisfied that the gift or entertainment is not intended to influence your judgment or the performance of your duties. If you have any questions regarding the appropriateness of a gift, you must obtain compliance department or legal department approval before accepting it.

Confidentiality

Employees must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the course of their employment, except when disclosure is authorized or legally mandated. The obligation to preserve confidential information continues even after you leave the Company.

As a financial services company, we have particular responsibilities for safeguarding the information of our clients and the proprietary information of the Company. You should be mindful of this obligation when you use the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. You should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places, nor leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of clients and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm needs to know the information in order to perform services for the Company and is bound to maintain its confidentiality, (ii) the client has consented or been given an opportunity to request that the information not be shared, (iii) as required by law, or (iv) as authorized by the compliance department or legal department.

Information regarding client orders must not be used in any way to influence trades in personal accounts or in the accounts of other clients, including those of other employees, officers and directors. Trading ahead of a client's order is known as frontrunning and is prohibited. Following a client's order with your trading activity is known as piggybacking or shadowing and is likewise prohibited. If you reasonably believe improper trading in personal or client accounts has occurred, you must report such conduct to the compliance department or legal department.

We are committed to safeguarding our customers' privacy. We do not sell any personally identifiable customer information. Sharing of such information with third parties is limited to situations related to the processing and servicing of customer accounts, and to specifically delineated exceptions in the federal privacy law. We share information with our affiliates as allowed by federal law. You must be familiar with the procedural and systemic safeguards we maintain to protect this information and report any breaches of these safeguards to the compliance department or legal department.

Insider Trading

Insider trading is unethical and illegal. Employees are not allowed to trade in securities of a company while in possession of material non-public information regarding that company. It is also illegal to “tip” or pass on inside information to any other person who might make an investment decision based on that information or pass the information on further. The Company has an Insider Trading Policy which sets forth your obligations in respect of insider trading.

Fair Dealing

We operate our business fairly and honestly. Each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. We seek competitive advantage through performance and dedication to our vision and values and never through unethical or illegal business practices. It is our policy to comply with antitrust laws. These laws are complex and not easily summarized but at a minimum require that there be no agreement or understanding between the Company and its competitors that affect prices, terms or conditions of sale or that unreasonably restrain full and fair competition. You must always respect the rights of, and deal fairly with, the Company's clients, competitors and employees. You must never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. If you have any question about what constitutes an unfair business practice, you should consult the legal department.

Our policies prohibit bribery or kickbacks of any kind and to anyone in the conduct of our business. The U.S. government has a number of laws and regulations applicable specifically to business gratuities that may be accepted by U.S. and foreign government personnel. The promise, offer or delivery to an official or employee of the U.S. government or an official employee or candidate of a foreign government of a gift, favor, payment or other gratuity in violation of these rules would not only violate company policy but could also be a criminal offense. Similarly, federal law, as well as the laws of many states, prohibit engaging in “commercial bribery.” Commercial bribery involves soliciting, demanding or agreeing to accept anything of value from any person intending to influence or be rewarded in connection with any business or transaction, and prohibits all such behavior as, for example, with respect to vendors, competitors, clients, or government employees. If you have any questions or need any guidance, you should contact the legal department.

Compliance with Laws, Rules and Regulations

Compliance with laws, rules and regulations applicable to our business is critical to our reputation and continued success. All employees must respect and obey all federal laws, the laws of the cities and states in which we operate, and the many regulatory and self-regulatory agencies, associations and organizations to which our businesses are or will be subject. We must, in this arena, also avoid even the appearance of impropriety.

Accuracy of Company Records and Reporting

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company's accounting records are relied upon to produce reports for the Company's management, shareholders, creditors, governmental agencies and others. The Company is required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission (the “SEC”) and other regulatory agencies and in all other public communications made by the Company. Our financial statements and the books and records on which they are based and any portion of any reports to or filings or communications with the SEC, other regulatory agencies or the public must accurately reflect in all material respects all corporate transactions and conform to all legal and accounting requirements and our system of internal controls. Accordingly, the Company expects all personnel to ensure that those portions of its books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form. Similarly, the Company expects all personnel to ensure that all reports and documents filed with the SEC and all other public communications for which they are responsible provide full, fair, accurate and understandable disclosure and that the same are filed on a timely basis.

Business records and communications often become public through legal or regulatory investigations or the media. We should avoid exaggeration, derogatory remarks, legal conclusions or inappropriate characterizations of people and companies. This applies to communications of all kinds, including email and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company's records retention policies or procedures, as same may be implemented and modified from time to time.

Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities. Bonds.com recognizes the need for this Code to be applied equally to everyone it covers. Our President, Chief Compliance Officer and General Counsel will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board Governance & Remuneration Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors will devote the necessary resources to enable the President, Corporate Legal Group to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the President, Compliance Group.

Bonds.com encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. Bonds.com will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

Employees, officers and directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code, including by any senior executive officer or director, to their supervisors/managers or President, Compliance Group or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Any such concerns involving the President, Compliance Group should be reported to the Board Governance & Remuneration Committee. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report or its website.
The President, Compliance Group shall notify the Board Governance & Remuneration Committee of any concerns about violations of ethics, laws, rules, regulations or this Code by any senior executive officer or director reported to him.

You should report actions that may involve a conflict of interest to the Compliance Group. In order to avoid conflicts of interests, senior executive officers and directors must disclose to the President, Compliance Group any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the President, Compliance Group shall notify the Board Governance & Remuneration Committee of any such disclosure. Conflicts of interests involving the President, Compliance Group shall be disclosed to the Board Governance & Remuneration Committee.

We will investigate any matter so reported and, upon a determination by the General Counsel or President, or, for matters involving executive officers or directors, a determination by the full Board or the Board's Audit Committee, that a violation has occurred, will take appropriate disciplinary and corrective action, up to and including termination. We forbid retaliation against employees, officers or directors who report violations of this Code in good faith (except for any disciplinary action as determined above for self-reported violations).

Waivers of the Code of Business Conduct and Ethics

Any waivers of this Code for executive officers or directors may be made only by the Board, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws, rules or regulations or the requirements applicable to Nasdaq National Market issuers or such other exchange or system upon which the Company's securities are listed, quoted or traded. Any waivers of this Code for other personnel may be made by the Human Resources director after consulting with the Company's General Counsel.

Compliance Procedures

This Code cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense, and to contact the Human Resources director or the Company's legal department for guidance. We will strive to ensure that all questions or concerns are handled fairly, discretely and thoroughly.

Corporate Opportunities

Employees are prohibited from (i) taking for themselves personally opportunities that arise through the use of corporate property, information or position, or (ii) using corporate property, information or position for personal gain. Personal gain that is immaterial and nominal in amount is not considered a violation of this Code.

Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported to the Human Resources director or the Company's legal department for investigation. Company assets, such as technology, products or computers, may only be used for legitimate business purposes or other purposes approved by management. Company assets may never be used for illegal, improper, inappropriate or unauthorized purposes.